Back to Form 8-K/A
Exhibit 99.2

WCG Reports First Quarter 2010 Results

May 5, 2010

WELLCARE HEALTH PLANS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Cash from (used in) operating activities:
Net income (loss)	$6,418	$(36,933)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,756	5,739
Equity-based compensation expense	1,142	9,612
Deferred taxes, net	11,532	(318)
Changes in operating accounts:
Premium and other receivables, net	23,781	(69,876)
Other receivables from government partners, net	–	(50,689)
Prepaid expenses and other current assets, net	(2,985)	4,907
Medical benefits payable	(95,690)	113,622
Unearned premiums	(90,353)	(62,554)
Accounts payable and other accrued expenses	(18,466)	(87,028)
Other payables to government partners	4,547	22,912
Amounts accrued related to investigation resolution	511	44,800
Taxes, net	(14,401)	2,288
Other, net	(2,336)	(2,236)
Net cash used in operating activities	(170,544)	(105,754)
Cash from (used in) investing activities:
Purchases of investments	(117)	(18,756)
Proceeds from sales and maturities of investments	12,322	19,051
Purchases of restricted investments	(289)	(17,088)
Proceeds from maturities of restricted investments	368	39,390
Additions to property, equipment and capitalized software, net	(4,235)	(5,141)
Net cash provided by investing activities	8,049	17,456
Cash from (used in) financing activities:
Proceeds from option exercises and other	770	–
Purchase of treasury stock	(3,030)	(1,432)
Payments on debt	–	(400)
Payments on capital leases	(58)	–
Funds received for the benefit of members	34,019	42,788
Net cash provided by financing activities	31,701	40,956
Cash and cash equivalents:
Decrease during the period	(130,794)	(47,342)
Balance at beginning of year	1,158,131	1,181,922
Balance at end of year	$1,027,337	$1,134,580

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$8,161	$903
Cash paid for interest	$7	$1,790
Property, equipment and capitalized software acquired through capital leases	$8,411	$–

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